EXHIBIT 99.4


Contact:   News Media:  William Adler, (914) 244-7585
           Financial Analysts:  Richard Clark, (914) 244-5425


              READER'S DIGEST ASSOCIATION AUTHORIZES
        REPURCHASE OF $100 MILLION IN SHARES OVER TWO YEARS

PLEASANTVILLE, N.Y., April 28, 2005 -- The Reader's Digest
Association, Inc. (NYSE: RDA) today received approval from its Board of Directors to repurchase $100 million of the company's common stock over the next two years.

      "We believe our stock is an excellent investment, and its current price does not fully reflect the true value of our business," said Thomas O. Ryder, Chairman and Chief Executive Officer. "Share repurchase programs are an important way to enhance shareholder value. With our strong free cash flows, we are well positioned to repurchase shares while also servicing our debt and continuing to fund investments to grow our business. We have paid down our debt significantly and now are in a position to allocate more cash to shareholders. This effort is consistent with our move in January to double our stock dividend. Together, we expect these initiatives to return about $90 million in cash to our shareholders annually."

      The authorization to purchase about $100 million in shares would retire 6 million shares, or 6 percent of shares outstanding, if executed fully at the stock price as of March 31, 2005. The repurchases will be made in open-market transactions from time to time as market conditions warrant. Reader's Digest Association currently has approximately 100 million shares of common stock outstanding.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is www.rd.com.

           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.
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